Ratio of Earnings to Fixed Charges
Exhibit 12



                                                   Three Months
                                                      Ended
(Thousands of dollars)                            March 31, 1997

 Earnings

 Income before interest expense  . . . . . . . . .      $10,682

 Add:
 Income tax items  . . . . . . . . . . . . . . . .        4,085
 Income tax on other income  . . . . . . . . . . .          817
 Amortization of debt discount, premium expense  .           72
 Allowance for funds used during construction -
   borrowed funds  . . . . . . . . . . . . . . . .            6
 Interest on rentals . . . . . . . . . . . . . . .          240
   Total Earnings  . . . . . . . . . . . . . . . .      $15,902


 Fixed Charges

 Interest on long-term debt  . . . . . . . . . . .      $ 2,404
 Other interest  . . . . . . . . . . . . . . . . .          248
 Amortization of debt discount, premium expense  .           72
 Interest on rentals . . . . . . . . . . . . . . .          240
   Total Fixed Charges   . . . . . . . . . . . . .      $ 2,964


 Ratio of Earnings to Fixed Charges  . . . . . . .         5.37x